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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                                (Amendment No. __)

                                 MICROMET, INC.
                                 --------------
                                (Name of Issuer)

                  Common Stock, Par Value $0.00004 Per Share
                  ------------------------------------------
                         (Title of Class of Securities)

                                    13738Y107
                                  ------------
                                 (CUSIP Number)

                                December 31, 2006
              -----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

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CUSIP No. 13738Y107                   13G                      Page 2 of 9 Pages
--------------------------------------------------------------------------------

1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            INTERNATIONAL BIOTECHNOLOGY TRUST PLC
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
      (a) [ ]
      (b) [ ]
--------------------------------------------------------------------------------
3.    SEC USE ONLY
--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

            UNITED KINGDOM
--------------------------------------------------------------------------------
                                5.    SOLE VOTING POWER --0--
     NUMBER OF                  ------------------------------------------------
      SHARES                    6.    SHARED VOTING POWER 1,907,390
   BENEFICIALLY                 ------------------------------------------------
   OWNED BY EACH                7.    SOLE DISPOSITIVE POWER --0--
     REPORTING                  ------------------------------------------------
   PERSON WITH                  8.    SHARED DISPOSITIVE POWER 1,907,390
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,907,390
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            6.1%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            CO
--------------------------------------------------------------------------------

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CUSIP No. 29425Y101                   13G                      Page 3 of 9 Pages
--------------------------------------------------------------------------------

1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            SV LIFE SCIENCES MANAGERS LLP
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
      (a) [ ]
      (b) [ ]
--------------------------------------------------------------------------------
3.    SEC USE ONLY
--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

            UNITED KINGDOM
--------------------------------------------------------------------------------
                                5.    SOLE VOTING POWER --0--
     NUMBER OF                  ------------------------------------------------
      SHARES                    6.    SHARED VOTING POWER 1,907,390
   BENEFICIALLY                 ------------------------------------------------
   OWNED BY EACH                7.    SOLE DISPOSITIVE POWER --0--
     REPORTING                  ------------------------------------------------
    PERSON WITH                 8.    SHARED DISPOSITIVE POWER 1,907,390
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,907,390
--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            6.1%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            PN
--------------------------------------------------------------------------------

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CUSIP No. 29425Y101                   13G                      Page 4 of 9 Pages
--------------------------------------------------------------------------------

ITEM  1(a). NAME OF ISSUER:

            Micromet, Inc. (the "Issuer")

ITEM  1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            2110 Rutherford Road
            Carlsbad, CA 92008

ITEM  2(a). NAME OF PERSON FILING:

            This statement is being filed by the following persons:

                  (i)   International Biotechnology Trust plc ("IBT"); and

                  (ii)  SV Life Sciences Managers LLP ("Managers").

            IBT and Managers are sometimes individually referred to herein as a "Reporting Person" and collectively as the "Reporting Persons."

ITEM  2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            Address for IBT:
            31 Gresham Street
            London, EC2V 7QA
            United Kingdom

            Address for Managers:
            71 Kingsway
            London, WC2B 6ST
            United Kingdom

ITEM  2(c). CITIZENSHIP:

            IBT - United Kingdom
            Managers - United Kingdom

ITEM  2(d). TITLE OF CLASS OF SECURITIES:

            Common Stock, par value $0.00004 per share

ITEM  2(e). CUSIP NUMBER:

            13738Y107

ITEM  3. Not applicable.

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CUSIP No. 29425Y101                   13G                      Page 5 of 9 Pages
--------------------------------------------------------------------------------

ITEM  4.    OWNERSHIP.

            Provide the following information regarding the aggregate number and percentage of the class of securities of the Issuer identified in
            Item 1.

            For IBT and Managers:

            (a) Amount beneficially owned: 1,907,390 shares of Common Stock

            (b) Percent of class: 6.1%

            (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote: --0--

                  (ii)  Shared power to vote or to direct the vote: 1,907,390

                  (iii) Sole power to dispose or to direct the disposition of:
                        --0--

                  (iv)  Shared power to dispose or to direct the disposition of:
                        1,907,390

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            IBT is the record owner of 1,907,390 shares of Common Stock of the Issuer ("Record Shares"). By virtue of the contractual relationship between IBT and Managers, Managers may be deemed to own beneficially the Record Shares. Managers expressly disclaims beneficial ownership of any shares of such shares of Common Stock.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

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CUSIP No. 29425Y101                   13G                      Page 6 of 9 Pages
--------------------------------------------------------------------------------

ITEM 10.    CERTIFICATION.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No. 29425Y101                   13G                      Page 7 of 9 Pages
--------------------------------------------------------------------------------

                                           SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        February 16, 2007
                                        -----------------
                                              Date

                                INTERNATIONAL BIOTECHNOLOGY TRUST PLC

                                /s/ Nick Coleman
                                --------------------------------------
                                               Signature

                                Nick Coleman, Authorized Signatory
                                --------------------------------------
                                                Name/Title

                                SV LIFE SCIENCES MANAGERS LLP

                                /s/ Nick Coleman
                                --------------------------------------
                                                Signature

                                Nick Coleman, Authorized Signatory
                                --------------------------------------
                                                Name/Title
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CUSIP No. 29425Y101                   13G                      Page 8 of 9 Pages
--------------------------------------------------------------------------------

                                  EXHIBIT INDEX

Exhibit 1. Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.
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CUSIP No. 29425Y101                   13G                      Page 9 of 9 Pages
--------------------------------------------------------------------------------

                                                                       EXHIBIT 1

               JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or its knows or has reason to believe that such information is inaccurate.

                                           February 16, 2007
                                --------------------------------------
                                                Date

                                INTERNATIONAL BIOTECHNOLOGY TRUST PLC

                                /s/ Nick Coleman
                                --------------------------------------
                                                Signature

                                Nick Coleman, Authorized Signatory
                                --------------------------------------
                                                Name/Title

                                SV LIFE SCIENCES MANAGERS LLP

                                /s/  Nick Coleman
                                --------------------------------------
                                                Signature

                                Nick Coleman, Authorized Signatory
                                --------------------------------------
                                                Name/Title